Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:

John Figone, SVP, Business Development	Donald C. Weinberger
US Dataworks, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
Tel. (281) 635-7932	Tel. (212) 370-4500 Fax (212) 370-4505
US DATAWORKS COMPLETES SENIOR SECURED NOTE FINANCING
Raises $4 Million from Institutional Investors to Support Continuing Growth Initiatives
Houston, TX, November 14, 2007 — US Dataworks, Inc. (AMEX: UDW), a leading developer of payment processing solutions, announced today that it has secured $4.0 million of debt financing from institutional investors. The Shemano Group, Inc. acted as the Company’s placement agent.
“We are pleased with the level of commitment we have received from these highly sophisticated institutional funds,” says UDW chairman and CEO Charles E. Ramey. “It is our belief that with this financing we are adequately capitalized to sustain our course toward profitability and pursue other avenues that may deliver value to our shareholders.”
US Dataworks has also retained Friedman, Billings, Ramsey & Co., Inc. (FBR) as its financial advisor to assist the Board of Directors in actively exploring strategic alternatives. No assurance can be given by the Company that any transaction will be entered into or consummated as a result of this review.
About US Dataworks, Inc.
US Dataworks is a developer of payment processing solutions, focused on the Financial Services market, Federal, State and local governments, billers and retailers. Software developed by US Dataworks is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic solutions that automate end-to-end processes for accepting and clearing checks. Additional information about US Dataworks is available at www.usdataworks.com.

Forward-Looking Statements
Except for the historical information contained herein, the matters set forth in this press release, including, but not limited to statements regarding the anticipated benefits of the debt financing, the Company’s belief that it is adequately capitalized, the benefits of engaging FBR and the Company’s exploration of strategic alternatives, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the Company’s position in the marketplace, our ability to develop and timely introduce products that address market demand, the impact of alternative technological advances and competitive products, market fluctuations and other risks detailed from time to time in the SEC reports of US Dataworks, including its annual report on its quarterly report on Form 10-QSB for the period ended June 30, 2007. These forward-looking statements speak only as of the date hereof. US Dataworks disclaims any obligation to update these forward-looking statements.